Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”) is made and entered into as of January 25, 2011 (the “Effective Date”), by and between Green EnviroTech Holdings Corp., a Nevada corporation (including its successors, the “Corporation”) and Jeffrey Chartier (“JC”).

WHEREAS, JC is: the Corporation’s President; he serves on the Board of Directors of the Corporation; and he holds 4,495,680 shares, of the Corporation’s common  stock (“Common Stock”) (the “JC Shares”);

WHEREAS, the President wishes to resign, and the Corporation will accept such resignation pursuant to the terms defined in this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1. Resignation.  The parties hereby agree that the employment arrangement between JC and the Corporation pursuant to which JC serves as the President and any other position with the Corporation is automatically and without further action resigned from his duties as of the Effective Date. Except as expressly provided in this Agreement, all rights and obligations of JC and the Corporation with respect to JC’s employment with the Corporation are duly and effectively ceased as of the Effective Date.  As of the Effective Date, JC resigns from the Corporation’s Board of Directors.  After the Effective Date, JC agrees to cooperate with the Corporation as is reasonably necessary to assist on transitional and other issues.  As of the Effective Date, JC agrees that he shall not represent to any third party that he is acting as an officer or director of the Corporation.

2. Transfer of Administrator Rights.  As of the Effective Date, all administrative authority rights held presently by JC shall be transferred to Gary M. DeLaurentiis;

3. Lock up/ Leak out.   In consideration for JC’s agreement he agrees to a six (6) month lock up of his 4,495,680 shares, and subsequent limited “leak-out” selling of no more than the lower of: 1% of the issued and outstanding shares in any 90 day period; or 100,000 shares in any 30 day period, the Company shall issue, 50,000 shares of Common Stock (the “LL Transfer Shares”);

4.  Voting Rights.  As of the Effective Date, JC relinquishes all voting rights to the JC shares, giving Gary M. DeLaurentiis the proxy to vote such shares, the consideration for which shall be an issuance of 25,000 shares of Common Stock (“Proxy Transfer Shares”).

5.  Right of First Refusal.  If JC intends to sell, assign, transfer, pledge, hypothecate or otherwise dispose of any number of the JC shares, LL Transfer Shares, Proxy Transfer Shares of Expense Reimbursement Shares (see paragraph 8)  he shall  send notice of such intention to the Corporation, which notice shall fully identify the proposed transferee and the terms and conditions of the transfer, shall contain a representation by JC that the proposed sale or transfer is a bona fide transaction, and shall offer to sell all such JC Shares to the Company at a 10% discount to the 20 day average closing price of the Corporation’s Common Stock (the "Offer and the Offered Shares").  Upon receipt of the Offer by the Corporation (the "Offer Date"), the Corporation shall have the option for a period of seventy two (72) hours to elect to purchase all or part of the Offered Shares.  If the Corporation does not elect to purchase the Offered Shares within seventy two (72) hours following the Offer Date it shall so notify JC not later than the expiration of the seventy two (72) hour period.

6. Severance.  As severance pay, the Company shall issue, or cause the transfer of 50,000 shares of Common Stock (the “Severance Shares”);

7. Benefits.  JC will not be eligible for any compensation or employer-sponsored benefits after the Effective Date.

8. Expense Reimbursement.  JC’s outstanding expenses of approximately $30,000 shall be reimbursed as follows:  $10,000 payable over a ninety (90) day period: $5,000 within thirty (30) days of the Effective Date )(on or before February 22, 2011);  $5,000 thirty (30) days thereafter (on or before March 21,2011);, and the final payment of $10,000 thirty days thereafter (on or before April 21,2011), plus an issuance of 25,000 shares of Common Stock by the Corporation (“Expense Reimbursement Shares”).

9. Corporation Property. JC represents warrants and covenants that he has returned to the Corporation, or will return to the Corporation on or before the Effective Date, all Corporation property including, but not limited to, credit cards, cash cards, banking information, computers, telecommunications equipment and keys.

10.  Representations by and Covenants of JC.  JC hereby represents and warrants to the Corporation that:

a. As of the Effective Date, JC shall beneficially own 4,645,680 shares of the Corporation’s Common Stock (4,495,680, along with the LL Transfer Shares, Proxy Transfer Shares, Severance Shares and Expense Reimbursement Shares).  A total of 4,495,680 of such shares shall be subject to the Lock-Up/ Leak-Out defined in Section 3.

b. As of the Effective Date and the Corporation will have 63,566,758 shares of Common Stock issued and outstanding (including the Severance Shares and the Expense Reimbursement Shares).

c. All shares of issued and outstanding Common Stock are validly issued, fully paid and nonassessable.

d. All issuances of Common Stock by the Corporation have been made in accordance with applicable federal securities laws and the state securities laws of the given states in which the securities were offered and/or sold.  Accordingly, the Corporation will not be subject to contingent liabilities which could include, without limitation, (i) rescission obligations and/or other liabilities for damages to purchasers of Common Stock who resided in the States where the Common Stock was offered and/or sold; and/or (ii) punitive damages, fines, penalties and/or other sanctions which might be imposed in connection with any enforcement actions brought by any such regulatory authorities of the States where the Common Stock was offered and/or sold.

e. The Corporation has filed all reports required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or Section 15(d) of the Exchange Act (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports”).  As of their respective dates,  the SEC Reports complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

11. [INTENTIONALLY OMITTED]

12. Mutual Non-Disparagement.  JC solely on behalf of himself and his estate, and the Corporation, for itself and on behalf of its officers, directors, partners, managers, members, employees, agents, and attorneys, with regard to JC and his employment with the Corporation and his service to the Corporation, expressly acknowledge, agree, and covenant that they will not make any statements, comments, or communications that could constitute disparagement of one another or that may be considered to be derogatory or detrimental to the good name or business reputation of one another.

13. Release. In exchange for the consideration provided for in this Agreement, JC irrevocably and unconditionally releases the Company, its predecessors, parents, subsidiaries, affiliates, and past, present and future officers, directors, agents, consultants, employees, representatives, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Releasees”), of and from all Claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the JC or his predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Releasees, as set forth above, jointly or severally, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the date of this Agreement (“Claims”).

Such release includes, but is not limited to, the violation of any express or implied contract; any federal, state or local laws, restricting an employer’s right to terminate employees, or otherwise regulating employment; workers compensation, wage and hour, or other employee relations statutes, executive orders, ordinance, or regulations, including any rights or Claims under Title VII of the Civil Rights Act of 1964, as amended the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967 (“ADEA”) (29 U.S.C. § 626, as amended), the Fair Labor Standards Act, the WARN Act, or any state or local laws covering the same subject matter; tort (including, without limitation, negligent conduct, invasion of privacy and defamation); any federal, state, or local laws providing recourse for retaliation, wrongful discharge, dismissal or other obligations arising out of public policy, physical or personal injury, fraud, negligent misrepresentations, and similar or related Claims. The laws referred to in this section include statutes, regulations, other administrative guidance, and common law doctrines. Any and all Claims and/or disputes arising out of or relating to any of the foregoing shall be, and are, finally compromised, released and settled.

Notwithstanding the foregoing, this release does not include JC’s right to enforce the terms of this Agreement.  JC understands that this Agreement releases Claims that he may not know about. This is JC’s knowing and voluntary intent, even though JC recognizes that someday he might learn that some or all of the facts that he currently believes to be true are untrue and even though he might then regret having signed this Agreement.

Except to enforce this Agreement, JC agrees that he will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will he seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning his employment relationship with the Corporation and/or the termination thereof with respect to all of the Claims released herein arising from the beginning of the world up to and including the date of execution of this Agreement (whether known or unknown to him and including any continuing effects of any acts or practices prior to the date of execution of this Agreement). Except for the payments and benefits set forth herein, JC acknowledges that he has been paid all wages and other amounts due to him and that he is not entitled to any other payments or benefits of any kind.

If JC should bring any action arising out of the subject matter covered by this Agreement, except to enforce this Agreement, he understands and recognizes that he will, at the option of the Company, be considered in breach of this Agreement and shall be required to immediately return any and all funds received pursuant to this Agreement.  Furthermore, if the Corporation should prevail concerning any or all of the issues so presented, JC shall pay to the Corporation all of the costs and expenses of defense, including attorney’s fees.

14. Confidentiality. The parties hereto agree that the terms and conditions of this Agreement are confidential and further agree that they shall not divulge the terms of this Agreement to third parties generally, except as required by applicable law or to enforce this Agreement or to defend against a claim related thereto; provided, however, that the parties may reveal such terms to their respective accountants, legal counsel and other professional advisors. In the event this covenant of confidentiality is breached, the Corporation and JC may pursue legal remedies for any damage arising from a breach of this Section 14. The parties agree that any press release or other public disclosure relating to the contents of this Agreement shall be mutually acceptable to both parties hereto. Notwithstanding the foregoing, the Corporation shall be under no obligation to reach agreement with JC on the contents of any such public announcement or disclosure required by applicable law, rule or regulation, including, but not limited to, any public announcement or disclosure required by federal or state securities laws, rules or regulations.  Notwithstanding anything provided elsewhere in this Section 14, the parties may make any disclosure required by law, subpoena, regulation or governing authority, including disclosure required by a self-regulatory organization such as the Financial Industry Regulatory Authority (“FINRA”) or the Securities and Exchange Commission (the “SEC”) and to their respective lawyers and accountants.  JC hereby authorizes the Corporation to disclose the terms and conditions of this Agreement in any filings it makes with the SEC and authorizes the Corporation to file this Agreement as an exhibit to any filings it makes with the SEC.

15. Cooperation.

a.   JC agrees to give reasonable cooperation, at the Corporation's request, in any pending or future litigation, regulatory proceeding or arbitration brought against the Corporation or any of its affiliates and in any investigation the Corporation or any of its affiliates may conduct. The Corporation shall reimburse JC for all expenses reasonably incurred by him in compliance with this Section 15(a) but shall not reimburse JC for his time spent in compliance with this Section 15(a).  Furthermore, JC agrees, in the event he receives a court or administrative order, subpoena, request for interview or similar demand regarding the Corporation, including, but not limited to, from a regulatory or law enforcement agency, he shall, except to the extent he is advised not to do so by his legal counsel, immediately inform the Corporation in writing of his receipt of such subpoena request or similar demand.

b. The Corporation agrees to cause its employees, officers, directors, agents and other representatives to give reasonable cooperation, at JC’s request, in any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal investigative or other), whether instituted by the any governmental agency, FINRA, the New York Stock Exchange, SEC, stockholder of the Corporation, or any other party, or any inquiry or investigation that JC  in good faith believes might lead to the institution of any such action, suit or proceeding brought against JC.

16. Acknowledgement of Consideration. JC  acknowledges that the only consideration that he has received for executing this Agreement is the consideration set forth in this Agreement and that no other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to JC by the Corporation to cause him to agree to the terms of this Agreement.  JC acknowledges that other than as specifically set forth herein he has no Claims for money due from the Corporation.

17. Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Corporation to:

Attn:  Gary M. DeLaurentiis
Phone:  209-863-9000
Fax: 209-863-9900

With a copy to:

Andrea Cataneo, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Phone: (212) 930-9700
Fax: (212) 039-9725

If to Jeffrey Chartier
227 Mott Street, Apt South Suite
New York, NY 10013

or at such other place as may be designated by a party in writing by like notice.

18. Further Assurances  Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

19. Headings The section headings contained herein are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20. Counterparts.  This Agreement may be executed in counterparts, it being understood that such counterparts, taken together, shall constitute but one and the same agreement.  A facsimile signature shall constitute an original signature.

21. Governing Law, Venue, Waiver of Jury Trial   This Agreement shall be governed by and construed solely and exclusively under and pursuant to the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.  Each of the parties hereto expressly and irrevocably (1) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement will be instituted exclusively in the California State Superior Court, or in the United States District Court in the appropriate local district to Gary M. DeLaurentiis (2) waives any objection they may have now or hereafter to the venue of any such suit, action or proceeding, and (3)  consents to the jurisdiction of either the California Superior State Court, or the United States District Court for the appropriate district in CA in any such suit, action or proceeding.  The Parties agree, however, that should any dispute arise in the administration of this Agreement, that the dispute shall be resolved through arbitration under the rules of the American Arbitration Association, with its location in California.

22. Entire Agreement   This Agreement sets forth the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties pertaining to the subject matter hereof, whether oral, implied or written.  There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth or incorporated herein.

23. Interpretation. The division of this Agreement into Sections, and subsections and the insertion of headings are for convenience of reference only and will not affect its construction or interpretation. Terms of gender will be deemed interchangeable, as will singular and plural terms, in each case, unless the context otherwise requires.

24. No Amendment/Waiver.  This Agreement may not be amended or modified in any manner nor may any of its provisions be waived except by written amendment executed by the parties expressly indicating the parties’ intention to so amend or modify this Agreement.  Any such amendment, modification or waiver shall be effective only in the specific instance and for the purpose for which it was given.

25. Non-Assignability.  The obligations of JC and the Corporation hereunder are personal and may not be assigned or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer.

26. Severability.  The various Sections of this Agreement are severable, and if any Sections or an identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction, then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining Sections or identifiable parts thereof in this Agreement, and the parties hereto agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement, to the extent required for the purposes of the validity and enforcement hereof.

27. No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

28. Third Party Beneficiaries.   JC’s estate and heirs are intended third party beneficiaries of JC’ rights and the Corporation’s obligations hereunder.

29.  Fee Tail.  In the event that any financing closes with any of the sources listed on Schedule A, JC shall receive, through his brokerage firm, up to 5% commission in cash immediately upon closing, to be negotiated with the Company, for a three (3) years.

30.  Binding Effect. This Agreement will be deemed binding and effective immediately upon its execution by JC; provided, however, that in accordance with the ADEA, JC’s waiver of ADEA Claims under this Agreement is subject to the following: JC may consider the terms of his waiver of Claims under the ADEA for seven (7) days before signing it and may consult legal counsel if JC so desires. JC may revoke his waiver of Claims under the ADEA within seven (7) days of the day he executes this Agreement. JC’s waiver of Claims under the ADEA will not become effective until the eighth (8th) day following JC’s signing of this Agreement. JC may revoke his waiver of ADEA Claims under this Agreement by delivering written notice of his revocation, via facsimile and overnight mail, before the end of the seventh (7th) day following JC’s signing of this Agreement to: Andrea Cataneo at Sichenzia Ross Friedman Ference LLP(fax: 212 930-9700).  In the event that JC revokes his waiver of ADEA Claims under this Agreement prior to the eighth (8th) day after signing it, the remaining portions of this Agreement shall remain in full force in effect, except that the obligation of the Corporation to provide the payments and benefits set forth in  Sections 3-8 of this Agreement shall be null and void. JC further understands that if JC does not revoke the ADEA waiver in this Agreement within seven (7) days after signing this Agreement, his waiver of ADEA Claims will be final, binding, enforceable, and irrevocable.

EMPLOYEE UNDERSTANDS THAT FOR ALL PURPOSES OTHER THAN HIS WAIVER OF CLAIMS UNDER THE ADEA, THIS AGREEMENT WILL BE FINAL, EFFECTIVE, BINDING, AND IRREVOCABLE IMMEDIATELY UPON ITS EXECUTION.

31. Acknowledgement.     JC acknowledges that he: (a) has carefully read this Agreement in its entirety; (b) has been presented with the opportunity to consider it for at least three  (3) days; (c) has been advised to consult and has been provided with an opportunity to consult with legal counsel of his choosing in connection with this Agreement; (d) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel or has been provided with a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

GREEN ENVIROTECH HOLDINGS CORP INC.

By:	/s/ Gary DeLaurentiis
Name:	Gary DeLaurentiis
Title:	Chief Executive Officer

/s/ Jeffrey Chartier
Jeffrey Chartier

SCHEDULE A

1.	Any funding resulting from Alan Stone conferences or Alan Stone directly;
2.	Kodiak Capital;
3.	Status Group International Corporation;
4.	Legend Securities, Inc.
5.	Canaccord Capital Corp.
6.	MUNC Media, Inc.